PURCHASE AGREEMENT

December 21, 2005

Purpose and Parties:

The purpose of this Purchase Agreement is to complete the transaction between Homeland Security Network Inc. (Purchaser) and Rodwell Software Systems Inc. its employees, consultants, Roderick Michael Johnson, related parties, associates, and affiliates, (collectively referred to as "Provider") in which the Provider will grant an exclusive Permanent License (to be separately documented and immediately negotiated in good faith by the Parties) for the RSSI Web based Vehicle Control and Tracking Application Software System to the Purchaser (Hereinafter referred to as the "RSSI System Software"). The Purchaser and the Provider shall be hereinafter referred to collectively as the Parties.

Permanent License:

The exclusive license is specifically for the retail automotive industry which includes New and Used Automobile Dealers, subsequent customers of those entities, Taxi and Limousine companies, Recreational Vehicle (RV) applications and Buy Here Pay Here entities. Any other vehicular, commercial market or custom applications which the Parties should decide to mutually pursue shall be covered under a separate agreement, which would separately detail any additional considerations negotiated. This License does include all maintenance and support of the current RSSI System Software. The License also provides the Purchaser upgrades to the current RSSI System Software which the Parties should agree might be necessary for the Purchaser to maintain and/or enhance the Marketability of the Provider's Products and Services.

The exclusivity granted to HSNi in any market niche referred to in this agreement is based on HSNi's exclusive use of Provider's RSSI System Software in such markets. Should HSNi choose to market and distribute a product or service provided by a different vendor, or causes any other such redirection of its marketing and distribution efforts that negatively impacts the sale of the iTrax unit or in any way has a negative impact on the RSSI System Software in any above stated markets, then the exclusive license shall be deemed to have reverted to a permanent non-exclusive license in any such market, and as such Provider will be free to pursue other means of non-exclusive marketing and distribution for its RSSI System Software, related products and or services in such markets. Loss of Exclusivity in any market does not reduce the Purchaser's compensation considerations contained in this agreement. It is also understood the 7,000,000 shares of HSNI common stock issued directly to Michael Johnson in September 2005 and cash fees already paid to the Provider are considered part of the compensation of this Agreement and, as such, it as well as all compensation as defined in the Consideration section below including the issuance of the note for accumulated fees will be considered to be a purchase fee for the Permanent License. It is further understood

the total cost of this agreement will be capitalized by the Purchaser and as such the all cash compensation will be treated as a deferred payment to the Provider.

The parties acknowledge the sale of the RSSI System Software, prior to the Parties engaging in their current agreement and the underlying source code solely for the purpose of Inilex to operate their current WEB application. Said sale and continuing support of the Inilex System software will not be a violation of this exclusive Permanent License. While support for the Inilex System is allowed, the Provider agrees not to provide any upgrades to Inilex other than what would be required for the efficient use of the current version of the RSSI System Software. The Provider further agrees not to discuss or otherwise disclose any such upgrades as contemplated in this agreement, and acknowledges that it will treat such information with the same care as it would for its own proprietary information. It is further understood that the Provider will limit and prevent Inilex all access to HSNI data, client names or other customer information. Additionally, the Provider, its employees, contractors or consultants will consider all data, client names or other customer information used in this process proprietary to the Purchaser and as such will not be shared with Inilex or any other parties without the express written consent of the Purchaser. It is further understood that damages associated with the sharing of any such information will be based upon all current and anticipated future revenue as well as any impact it may have on the market value of all the stock of HSNI. The Purchaser will protect and respect the confidentiality of the Provider's RSSI System Software and Intellectual Property, and as such, the Provider shall have the same rights to damages as those granted to the Purchaser under this paragraph, should the Purchaser expose, disclose or otherwise release the Providers proprietary information in a manner that would reduce the value or potential revenues of the Provider in both the described and other potential future markets for the RSSI System Software and associated Products and Services.

In the event that Purchaser should in the future decide to buy, or effectively exercise some form of control, partnering, or other type of arrangement with Inilex (Elucid), its officers, assignees, subsidiaries, or other entities which might provide HSNi alternative access to RSSI's technology, such events will in no way reduce the compensation obligations of the Purchaser to the Provider described in this agreement.

Consideration:

In exchange for the granting of this Permanent License and for work already provided to the Purchaser the following considerations and compensation will be given to the Provider:

1) 4,100,000 shares of R 144 common stock to be issued within five business days of the 2005 1st and 2nd quarter "Q's" have been filed with the SEC..
2) $40,000 per month. The cash necessary to fund this fee will be generated from sales and monthly service fees of the iTrax unit, or other products that the Parties should decide to include in this agreement in the future. The application of cash toward the $40,000 will be an amount equal to $30 for each unit sold and $3 for each unit for which monthly service fees have been

collected, up to a threshold of 1334 units per month. It is understood this funding will not begin until such time as 1000 iTrax units have been sold to retail customers.

3) Any and all amounts outstanding from previous months will be mutually agreed upon. A note in this amount between the Purchaser and Provider will be created and will be paid in twelve equal installments over a one year period. In addition, any shortfall of amounts from point 2 above calculated from the date of the execution of the definitive agreement, will be added to the note on a Monthly basis. While both parties will enter into this note at the time of contract execution, the actual repayment of it will begin only when the Purchaser has:
   i) sold 1500 iTrax units for two consecutive months.
   or
   ii) Raised capital equivalent to ten times the then current value of the note or notes, whereupon the Purchaser will repay the note or notes in full.

Security:

To protect the Purchaser from any interruption of service, the Provider will escrow, with a mutually agreed upon attorney at the Purchaser's expense, a complete copy of all required source code to the operation of the WEB portal and its related software programs. This code will be updated and provided to the Escrow Agent as each new version or release is completed. Should an unplanned interruption of service occur, that is strictly related to the operation of the Provider's Software, which the Provider cannot remedy in a timely manner the code will be released from escrow to the Purchaser and ownership of that code will then be the Purchaser's. Upon such code release, the Provider shall have no further responsibility to provide maintenance support or upgrades, except as the Purchaser and Provider might mutually agree under separate terms. It is understood that said interruption must be as a result of actions or inactions taken by the Provider and not as a result of any inadequacies of any service or services by any third party or software provider not controlled by the Provider. By virtue of the actions or inactions required for the release of the software from escrow to occur, such occurrence will be considered a breach of this agreement. As a result of said breach, this agreement will be terminated and a Termination Compensation will be due to RSSI in the form of three additional monthly payments from the date of termination. Said termination will not in any way impact the ownership of the stock granted in this agreement, however, no additional compensation will be due once the Termination Compensation has been paid. In the event that the Purchaser's sales of the iTrax product should end, effectively collapsing the recurring revenues associated with this agreement, but the Purchaser elects to continue the use of RSSI's Software System to maintain the operation of iTrax units or other possible Products or Services which the Parties may agree to add to the RSSI Software System which may still be operating due to end customer contracts, the Parties will negotiate such support under a separate agreement.

Associated Services Costs and Fees:

The Purchaser is solely responsible for covering associated service fees, including, but not limited to the cost of Network Services, Mapping Services, Third Party Software License Fees, Dealer Support or Customer Service Support or other support services which the Purchaser is providing as a part of its marketed Products and Services. Purchaser's inability to pay for or provide through its own efforts any of these services shall not be deemed to constitute any default of the Provider.

Support Responsibilities of the Provider:

The Provider is responsible for Bug fixes to the existing application, and shall provide these fixes in a timely and expeditious manner upon receipt of written request by the Purchaser's authorized Employee. Such notice may take place in the form of an e-mail.

The Provider will assist in the training necessary for the Purchaser to have the general support of an HSNI System Administrator. Such assistance will continue until such time as the Parties mutually agree that the System Administrator is proficient in performing all tasks necessary for the efficient operation of the network and software associated with it.

The Provider will continue to operate and maintain the network necessary to house the System Software associated with the exclusive Permanent License from the date of execution of this agreement to a date mutually agreed upon for a transition to a new location without interruption. The Provider will also assist in the research and decision of where the network should ultimately be located. Once a location and date have been selected, the Provider will assist in the migration of the network to the new location. The Purchaser shall be solely responsible for any an all costs related to this transition. The Provider will provide a detailed budget to the Purchaser for these costs.

Provide minor web application improvements to existing processes that aid product installation, or the addition of customers, or possible improvements to associated business processes. Such improvements and their implementation would be coordinated between the Purchaser's System Administrator or other responsible party and RSSI's elected representative.

Provider will perform Minor updates that could be required to maintain and or possibly enhance existing essential services, such as:

- WCTP services provided by the wireless carrier
- Mapping services
- Credit Card (EFT) services

Term:

This Agreement will have an initial Term of five years. It is understood it is the intention of both Parties to have all requirements associated with this Agreement and this

Agreement itself to be extended beyond the initial term, however, to do so will require formal notification and acknowledgement by both parties 180 days prior to expiration,

Other:

It is understood the Purchaser intends to seek other services from the Provider. As those services are determined, defined and delivered the Purchaser will compensate the Provider with additional quantities of common stock and or other financial considerations as the Parties shall determine are equitable. The quantity of Common Stock to be delivered will be based on fair market value of the stock as well as the fair market value of the intellectual property, product and or service delivered by the Provider. It is also understood as the Provider develops new applications or products for tracking, recovery or monitoring of any item using GPS, Reflex or GSM technology, whether it be software or hardware, that the Purchaser will be given first right of refusal to negotiate a purchase of such product. It is further understood the Purchaser must make a good faith effort to negotiate the acquisition of the developed product. If, after 60 business days of good faith efforts on the part of both Parties to have the Purchaser acquire the new product, there is no agreement between the Parties or significant ongoing negotiations then the Provider will be free to openly market said new product without any further obligation to the Purchaser.

In the event the Purchaser fails to make two consecutive monthly payments after having made three consecutive complete monthly payments, the Provider will have the right to notify the Purchaser that the exclusive Permanent License has been converted to a non-exclusive license. Conversion to a non-exclusive license in no way reduces Purchaser's or the Providers obligations under this agreement. Should the Purchaser's default on payments owing under this agreement extend beyond 90 Days, Provider can elect not to provide any additional support as defined under this agreement and will be entitled to a lien on the Purchasers recurring revenue until such time as all past due fees have been paid. The Purchaser will pay the Provider a fee of $3.00 per month per customer while the customer is actively on the RSSI System Software.

It is understood that this Agreement along with the three Addendums to it represent the full and complete transaction. There is no other verbal or written agreement associated with this transaction between the Parties. It is also understood that this Term Sheet may be redocumented for further clarification but none of the business terms of this Term Sheet will be in any way altered.

SIGNATURE PAGE TO FOLLOW

SIGNATURE PAGE

Signed:

12/24/2005

Peter Ubaldi
President, Homeland Security Network Inc.

Accepted and Acknowledged:

12/24/2005

Michael Johnson
Chief Executive Officer, Rodwell Software Systems Inc

ADDENDUM 2

Acknowledgement and Confirmation

It is hereby acknowledged and confirmed that prior to the execution of this Agreement certain valuable consideration has been paid by Homeland Security Network, Inc., or its designee, ("HSNI") to Rodwell Software Systems, Inc., Michael Johnson, or their designee, respective affiliates, officers, directors, shareholders, agents, representatives, employees, professionals, successors and assigns of each such party ("Rodwell").

Notwithstanding the foregoing, HSNI and Rodwell (the "Parties") have acknowledged and confirmed that they each understand, and they have agreed:

1. That certain valuable consideration, as defined below, is receipted and to be classified, as a whole and without limitation, as additional payment for the procurement of certain technology and exclusive rights, which is the subject of, and is defined by a certain Purchase Agreement by and between Homeland Security Network, Inc. and Rodwell Software Systems, Inc., dated December 21, 2005.

    a) In lawful money of the United States of America the sum of one hundred sixty thousand two hundred twelve and 00/100 dollars ($160,212.00); and

    b) Seven million (7,000,000) of HSNI's shares of common stock at $0.07 computed by reference to the per share closing price of such common equity on September 20, 2005 (grant date) the sum of four hundred ninety thousand and 00/100 dollars.

2. That all agreements including but not limited to the Consulting Agreement dated February 1, 2005 by and between Rodwell and HSNI are rescinded ab initio, and that this current agreement and attachments, including this addendum, upon execution by the parties will form the only agreement between the parties.

This addendum embodies the final, entire acknowledgement and confirmation of Parties with respect to the subject matter described and referenced herein as point 1, 1a, 1b and 2 and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof. This addendum, and the accompanying agreement and attachments are intended by the Parties to be the final and complete expression of their agreement, and no course of dealing between Parties, no course of performance, no trade practices, and no evidence of prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this addendum. There are no oral agreements between Parties.

In connection with this addendum, the Parties represent that they have the full right, power and authority to make and enter into and consummate this addendum on behalf of the Parties.

This Addendum 2 has been duly authorized, validly executed and delivered on behalf of the Parties.

Homeland Security Network, Inc.:

______________________ Dated: 12/26/2005

President, Peter Ubaldi

Redwell Software Systems, Inc.:

______________________ Dated: 12/26/2005

Chief Executive Officer, Michael Johnson